UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 11, 2008

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Compensation Committee of the Board of Directors of Echelon Corporation (“Echelon”) implemented a management bonus plan for 2008, effective February 11, 2008. Under this plan, each manager may receive performance shares under Echelon’s 1997 Stock Plan (the “Plan”), calculated as a dollar amount approved by the Committee, divided by the $13.32 per share closing price of Echelon’s common stock on February 11, 2008. The issuance of the shares of Echelon common stock underlying the performance shares is subject to requirements tied to operating income for the fiscal year ending 2008 and, in some cases, to the amount of certain reported revenue for the fiscal year ending 2008. If none of the performance criteria is met for the fiscal year, then the performance shares will not vest and will automatically be returned to the Plan. If the performance triggers are met, then an aggregate of up to 52,518 shares of Echelon common stock will be issued to the following Echelon named executive officers, subject in each case to such executive officer continuing to be employed by Echelon at such time, if any, as the performance criteria are determined to have been met: M. Kenneth Oshman, 28,153 shares; Beatrice Yormark, 7,357 shares; Oliver R. Stanfield, 6,456 shares; Kathleen B. Bloch, 4,091 shares; and Frederik H. Bruggink, 6,461 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield
Executive Vice President and
Chief Financial Officer

Date: February 13, 2008